Exhibit 99.1

News Release

Contact:
Larry Vale Keane Investor Relations 617-241-9200 x1272

Albie Jarvis Porter Novelli 617-897-8200

KEANE REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS
Reports Improved Earnings, Margins, and Bookings From Prior Year

BOSTON, February 11, 2004 — Keane, Inc. (NYSE: KEA), a leading business and information technology (IT) outsourcing firm, today reported revenues and earnings for the Fourth Quarter and Fiscal Year ended December 31, 2003.

Keane reported net income of $6.5 million and diluted earnings per share (EPS) of $.10 in the Fourth Quarter of 2003.  This compares to a net loss of $6.8 million and diluted loss per share of  ($.10) in the Fourth Quarter of 2002.  Results for the Fourth Quarter of 2002 included a restructuring charge of $17.6 million or $.15 per share.  Revenues for the Fourth Quarter of 2003 were $196.4 million, a decrease of 8 percent from revenues of $212.5 million in the Fourth Quarter of 2002.    Revenues in the Fourth Quarter of 2003 were negatively impacted by an adjustment of approximately $4 million related to a settlement on a development project.

Keane believes that cash performance is the primary driver of long-term per share value, and accordingly Keane’s management views cash earnings per share (CEPS(1)) as an important indicator of performance.  CEPS for the Fourth Quarter of 2003 was $.13, an increase of 44 percent compared to CEPS of $.09 for the same period last year.

 “With both new and existing clients Keane is experiencing increased interest in our solutions as corporations seek to leverage Application Outsourcing, Business Process Outsourcing, and offshore delivery to achieve significant cost reductions and business improvement.  This can be seen in our improved profitability, growing global delivery capability, and our improved bookings in the Fourth Quarter,” said Brian Keane, president and CEO of Keane.   “As we begin 2004, we are cautiously optimistic that we will generate steady sequential improvements in revenue and earnings.”

Revenues for 2003 were $805.0 million, a decrease of 8 percent from revenues of $873.2 million in 2002.  Revenues in 2003 reflected the continued softness in technology spending during the year.  Net income for 2003 was $29.2 million and diluted EPS was $.44 compared with net income of $8.2 million

(1) Cash earnings per share (CEPS) excludes amortization of intangible assets, stock-based compensation, restructuring charges and, in 2003, an arbitration award.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

Keane Reports Fiscal Year 2003 Results

and diluted EPS of $.11 in 2002.  Net income for 2003 included an after-tax, non-recurring gain of $4.4 million in the First Quarter.  Keane’s 2002 results were impacted by the restructuring charge of $17.6 million or $.15 per share taken in the Fourth Quarter of 2002.  CEPS in 2003 was $.52 compared to CEPS of $.38 for the same period last year.

Keane’s business is comprised of three main service lines: Plan, Build, and Manage services.   The following is a summary of revenues and bookings during the Fourth Quarter of 2003:

Fourth Quarter 2003	Revenue		Bookings
Plan Services Business Consulting, IT Consulting, Applications Rationalization, HIPAA Assessments, etc.	$10.1 million		$8.5 million
Build Services Enterprise Application Integration, Custom Development, Healthcare Solutions, etc.	45.5 million	(2)	28.5 million
Manage Services Application Outsourcing, Business Process Outsourcing, Application Maintenance Services, Staff Augmentation, etc.	140.8 million		210.3 million
Total	$196.4 million		$247.3 million

“Net Cash Provided from Operations continued to be strong with approximately $18 million generated during the Fourth Quarter.  In 2003, Keane generated approximately $78 million in cash compared to approximately $63 million in 2002.  Days Sales Outstanding (DSO)(3) improved to 53 days compared to 59 days for the Fourth Quarter of 2002 and the Company ended 2003 with $206 million in cash,” stated senior vice president of finance and CFO John Leahy.   “We remain committed to driving cash flow to provide Keane with the financial flexibility to invest in organic growth, M&A opportunities and stock repurchases in order to build per share value.”

During the Fourth Quarter, the Company continued to invest its cash in repurchasing Keane shares.  Keane repurchased approximately 443,000 shares for an investment of approximately $5.8 million during the Fourth Quarter of 2003.  During 2003, Keane repurchased a total of approximately 6.5 million shares for an investment of approximately $67 million.

Today, Keane also announced that it has entered into a letter of intent to acquire Nims Associates, Inc., an information technology and consulting services company with offices in the Midwest and Advanced

(2) Build Revenue in the Fourth Quarter of 2003 was negatively impacted by a $4 million adjustment related to a settlement of a  development project.

(3) DSO is calculated using trailing three months total revenue divided by 92 days in the period to determine daily revenue.  The average A/R balance for the three month period is then divided by daily revenue.

Keane Reports Fiscal Year 2003 Results

Development Centers in Indianapolis and Dallas.  Nims had $48 million in revenue for its 2003 fiscal year.  Keane expects to pay $20 million in cash for Nims, with the potential to pay up to an additional $15 million over the next three years, contingent upon achieving certain financial targets.  Nims is focused in the insurance and financial services industries.  The acquisition is intended to bring new customer relationships to Keane and is expected to be accretive in 2004.  The acquisition is subject to the execution of a mutually acceptable merger agreement and customary closing conditions, including the receipt of necessary consents and approval by third parties, and will require the approval of Nims’ shareholders.

Based on the current economic outlook, the Company estimates revenue for the First Quarter of 2004 to be in the range of $205 million to $210 million, which includes approximately $3 million in expected Nims revenue.  EPS is estimated to be in the range of $.08 to $.10 per share and CEPS in the range of $.12 to $.14 per share.

Keane will host a conference call today at 8:30 a.m. (EST) to discuss these results.  Interested parties may access the call via the Internet at www.keane.com or may dial 800-438-7212 (706-643-3476 from outside North America) and ask for the Keane call referencing reservation number 5065974.  No advanced registration is required to participate. A replay of the call will be available beginning at approximately 10:30 a.m. (EST) today, through 5:00 p.m. (EST) on February 20, 2004.  The replay may be accessed via the Internet at www.keane.com or by calling 1-800-642-1687 or 706-645-9291 and referencing reservation number 5065974.

About Keane:

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning the Company’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends’, “projects,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, the ability to consummate the acquisition of Nims Associates, Inc., the ability to successfully integrate Nims into Keane’s existing business, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly  Report on Form 10-Q for the quarter ended September 30, 2003, which important factors are incorporated herein by this reference.   Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers or dispositions it may make.

Keane Reports Fiscal Year 2003 Results

Keane, Inc.
Consolidated Balance Sheets (Unaudited) (In Thousands)

	As of December 31,
	2003	2002
		Note (1)
Assets
Current:
Cash and cash equivalents	$56,736	$46,383
Restricted cash	1,586	—
Marketable securities	147,814	21,872
Accounts receivable, net:
Trade	110,186	129,432
Other	908	1,004
Prepaid expenses and deferred taxes	15,082	31,120
Total current assets	332,312	229,811

Property and equipment, net	75,431	31,161
Construction in progress	—	40,888
Goodwill	292,924	277,435
Customer lists, net	57,908	69,193
Other intangible assets, net	13,124	17,613
Deferred taxes and other assets, net	26,288	19,573
Total assets	$797,987	$685,674

Liabilities
Current:
Accounts payable	$12,331	$11,986
Accrued expenses and other liabilities	33,686	34,917
Accrued building costs	458	234
Accrued restructuring	6,947	13,694
Accrued compensation	36,220	36,346
Note payable	1,969	3,100
Accrued income taxes	1,937	81
Unearned income	8,869	11,535
Current capital lease obligations	709	887
Total current liabilities	103,126	112,780

Convertible debentures	150,000	—
Accrued long-term building costs	40,042	40,654
Accrued long-term restructuring	7,073	12,541
Deferred income taxes	30,879	28,343
Long-term portion of capital lease obligations	193	772
Total liabilities	331,313	195,090

Minority interest	8,542	—

Stockholders’ Equity
Common stock	7,555	7,555
Class B common stock	28	28
Additional paid-in capital	167,548	166,598
Accumulated other comprehensive loss	(1,392)	(1,411)
Retained earnings	398,764	369,542
Unearned compensation	(704)	—
Less treasury stock, at cost	(113,667)	(51,728)
Total stockholders’ equity	458,132	490,584
Total liabilities and stockholders’ equity	$797,987	$685,674

(1)               Certain reclassifications have been made to conform to the 2003 presentation. Such reclassifications have no effect on previously reported net income or stockholders’ equity.

Keane Reports Fiscal Year 2003 Results

Keane, Inc.

Consolidated Statements of Income (Unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues	$196,382	$212,499	$804,976	$873,203
Operating expenses
Salaries, wages and other direct costs	136,271	155,595	554,375	630,047
Selling, general and administrative expenses	46,356	47,371	192,900	198,813
Amortization of intangible assets	3,866	4,484	15,847	16,382
Restructuring charges, net	(664)	17,604	(326)	17,604
Operating income (loss)	10,553	(12,555)	42,180	10,357

Other income (expense) (1)
Interest and dividend income	1,290	463	2,981	2,246
Interest expense	(1,603)	(79)	(4,156)	(255)
Other income, net	20	836	7,119	1,288
Minority interest	572	—	572	—
Income (loss) before income taxes	10,832	(11,335)	48,696	13,636
Provision for income taxes	4,331	(4,532)	19,474	5,455
Net income (loss)	$6,501	$(6,803)	$29,222	$8,181

Basic earnings (loss) per share	$0.10	$(0.10)	$0.44	$0.11

Diluted earnings (loss) per share	$0.10	$(0.10)	$0.44	$0.11

Basic weighted average common shares outstanding	63,795	70,800	65,771	74,018
Diluted weighted average common shares and common share equivalents outstanding	64,785	70,837	66,423	74,406

Reconciliation of GAAP EPS to CEPS (2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Income (loss) before taxes	$10,832	$(11,335)	$48,696	$13,636
Add (Subtract):
Amortization of intangible assets and stock-based compensation	3,986	4,499	16,047	16,429
Restructuring charges, net	(664)	17,604	(326)	17,604
Arbitration award	—	—	(7,315)	—
Adjusted income before taxes	14,154	10,768	57,102	47,669
Provision for income taxes	5,662	4,307	22,841	19,068
Adjusted net income	$8,492	$6,461	$34,261	$28,601
Diluted CEPS	$0.13	$0.09	$0.52	$0.38

(1)               Certain reclassifications have been made to conform to the 2003 presentation. Such reclassifications have no effect on previously reported net income or stockholders’ equity.

(2)               Cash earnings per share (CEPS) excludes amortization of intangible assets, stock-based compensation, restructuring charges and, in 2003, an arbitration award. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

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